EXHIBIT 10.3

DATED	December 20, 2019

(1)	Coöperatie Unisun Energy U.A.
as the Lender

(2)	Alternus Energy Inc.
as the Borrower

(3)	AEN 01 B.V.
as the Purchaser

LOAN AGREEMENT

1.	DEFINITIONS AND INTERPRETATION	2

2.	LOAN	4

3.	INTEREST	4

4.	MATURITY; REPAYMENT AND PREPAYMENTS	4

5.	NO SET-OFF	5

6.	PAYMENTS	5

7.	NOTICES	5

8.	ENTIRE AGREEMENT. NO DISSOLUTION	5

9.	GENERAL	5

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This loan agreement ("Agreement") is dated December 20, 2019 and made between:

PARTIES

(1)	Coöperatie Unisun Energy U.A., a cooperative association with exclusion of liability (coöperatie met uitgesloten aansprakelijkheid) incorporated under the laws of the Netherlands, with its statutory seat in Rotterdam, the Netherlands and its business address at Westblaak 35, 3012 KD, the Netherlands and registered with the Commercial Register of the Dutch Chamber of Commerce under number 66682037 ("Lender");

(2)	Alternus Energy Inc. a corporation registered with the secretary of state of the State of Nevada,
United States of America under number E0837352006-2 ("Borrower"); and

(3)	AEN 01 B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, with its statutory seat in Amsterdam, the Netherlands and its business address at Evert van de Beekstraat 104, The Base B, 1118 CN Schiphol, the Netherlands and registered with the Commercial Register of the Dutch Chamber of Commerce under number 75068370 ("Purchaser").

The parties set out above under number (1) through (3) are hereinafter jointly referred to as the “Parties” and individually as a “Party”.

INTRODUCTION

(A)	The Lender (as the seller) and the Purchaser (as the purchaser) are parties to a sale and purchase agreement in respect of the sale and purchase of all of the issued and outstanding shares in Zonnepark Rilland B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, with its statutory seat in Rotterdam, the Netherlands and its business address at Marten Meesweg 8, 3068 AV Rotterdam, the Netherlands and registered with the Commercial Register of the Dutch Chamber of Commerce under number 69321361, dated 29 July 2019, as amended pursuant to an addendum on 13 December 2019 ("SPA").

(B)	The Borrower is the sole shareholder of the Purchaser.

(C)	Pursuant the SPA, the Lender, the Borrower and the Purchaser have agreed that part of the Purchase Price (as defined in the SPA) in the amount of EUR 1,689,864.40 (“Deferred Purchase Price”) which is due from the Purchaser to the Lender, will be paid by the Borrower through a loan between the Lender and the Borrower, which loan will be made available by the Lender to the Borrower on Completion (as defined in the SPA).

(D)	As a result of the loan provided pursuant to this Agreement, the Deferred Purchase Price shall no longer due be from the Purchaser.

(E)	The Borrower has certain “Earn Out” obligations as set forth under the SPA, which Parties wish to acknowledge in this agreement.

(F)	The Parties wish to record the terms applicable to the loan in this Agreement.

AGREEMENT

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

1.1	Unless the context indicates otherwise, terms defined in the SPA shall have the same meaning in this Agreement.

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1.2	Construction

In this Agreement, unless the context otherwise requires:

(A)	a reference to a person shall be construed so as to include any individual, firm, body corporate (wherever incorporated), government, state or agency of a state or any joint venture, association, partnership, limited partnership, limited liability partnership, works council or employee representative body (in each case whether or not having separate legal personality);

(B)	references to "this Agreement" shall include the Introduction which form part of this Agreement, references to clauses and the Introduction are to clauses of and the Introduction to this Agreement;

(C)	the headings are inserted for convenience only and shall not affect the construction of this Agreement;

(D)	words in the singular shall include the plural and vice versa;

(E)	a reference to one gender includes all genders;

(F)	references to any Dutch legal term for any action, remedy, method or judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than the Netherlands, be deemed to include that which in that jurisdiction most nearly approximates to the English legal term in question;

(G)	references to "EUR" or "euro" are references to the single currency of any member state, from time to time, of the European Union that adopts or has adopted the Euro as its lawful currency;

(H)	except where expressly provided to the contrary, references to statutory provisions shall be construed as references to those provisions as respectively amended, consolidated, extended or re-enacted from time to time and shall include the corresponding provisions of any earlier legislation (whether repealed or not) and any orders, regulations, instruments or other subordinate legislation made from time to time under the statute concerned;

(I)	a reference to "includes" or "including" will be construed as "includes without limitation" or "including without limitation" (as the case may be);

(J)	general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class or examples of acts, matters or things;

(K)	if a period of time is specified and dates from a given day or the day of an act or event, it will be calculated exclusive of that day; and

(L)	references to "writing" or "written" include any modes of reproducing words in a legible and non transitory form but do not include writing on the screen of a visual display unit or other similar device.

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1.3	Dutch terms

In this Agreement, where it relates to a Dutch entity, a reference to:

(A)	a winding-up, administration or dissolution includes a Dutch entity being (i) declared bankrupt (failliet verklaard) or (ii) dissolved (ontbonden);

(B)	a moratorium includes surseance van betaling and granted a moratorium includes surseance verleend;

(C)	a liquidator includes a curator;

(D)	an administrator includes a bewindvoerder;

(E)	a receiver or an administrative receiver does not include a curator or bewindvoerder; and

(F)	an attachment includes a beslag.

2.	LOAN

2.1	Subject to Completion and the terms of this Agreement, the Lender shall at Completion lend to the Borrower and the Borrower shall, upon the occurrence of Completion and without any further action being required, borrow from the Lender an amount of EUR 1,689,864.40 (the "Loan").

2.2	Instead of a disbursement of the Loan in cash, the Lender and the Borrower agree that the Loan will be applied by the Borrower towards payment of the Deferred Purchase Price owed by the Purchaser to the Lender, subject to and in accordance with the terms and conditions of this Agreement. To the extent required the Borrower hereby explicitly assumes the obligation to pay the Deferred Purchase Price, which assumption is hereby accepted by all Parties.

2.3	For the avoidance of doubt, the Borrower shall not be entitled to request a disbursement in cash of the Loan, and the Lender shall not be under any obligation to make any such disbursement in cash under this Agreement.

3.	INTEREST

3.1	No interest is payable in respect of the Loan.

4.	MATURITY, REPAYMENT AND PREPAYMENTS

4.1	The Loan shall become due and payable, and shall be repaid by the Borrower in one instalment, on 31 January 2020.

4.2	The Borrower is entitled to prepay the Loan in full and any other amounts then outstanding under this Agreement, but without any other premium or penalty, at any time.

4.3	The Lender may, by written notice to the Borrower, declare that all or part of the Loan be immediately due and payable, at which time they shall become immediately due and payable, if any of the following events or circumstances has occurred and has not been remedied or waived, in which case the provisions of Article 4.2 shall similarly apply:

(A)	any default in payment by the Borrower of any amount payable under this Agreement within five Business Days after the respective due date;

(B)	any default by the Borrower in the observance or performance of any other covenant or agreement contained in this Agreement (other than in paragraph (a) above), and such default shall continue unremedied for a period of 30 days after the earlier of (i) the Borrower has become aware of such default, and (ii) written notice thereof from the Lenders;

(C)	the Borrower becoming unable to pay its debts as they fall due, suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness;

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(D)	any corporate action, legal proceedings or other procedure or step is taken in relation to:

(1)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower;

(2)	a composition, compromise, assignment or arrangement with any creditor of the Borrower for reasons of financial difficulty; or

(3)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of the Borrower or any of its assets.

in each case other than any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 14 days of commencement.

5.	DISCHARGE OF DEFERRED PURCHASE PRICE

The Lender hereby irrevocably discharges the Purchaser of payment of the Deferred Purchase Price.

6.	NO SET-OFF

All payments to be made by the Borrower under this Agreement shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

7.	PAYMENTS

All payments by the Borrower to the Lender under this Agreement shall be paid into such account or accounts as the Lender may reasonably direct.

8.	EARN OUT

Parties hereby further acknowledge and agree that in connection with the obligations under 2.10 of the SPA (‘Earn Out Obligations”) that these are obligations solely for the Borrower towards the Lender and that Purchaser will have no obligations, nor liability from these Earn Out Obligations. To the extent required the Borrower hereby explicitly assumes the Earn Out Obligations, which assumption is hereby accepted by all Parties.

9.	NOTICES

9.1	Without prejudice to any other method available for the giving of notice or to any acknowledgement by any Party that it has received the same, any notice or other communication to be given under this Agreement shall be in writing and shall be delivered or sent to:

(A)	in the case of the Lender:

Address: Westblaak 35, 3012 KD, the Netherlands Email: andre.kempenaars@unisun-energy.eu Attention: Andre Kempenaars

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(B)	in the case of the Borrower:

Address: One World Trade Center, Suite 8500, New York, NY 10007, USA Email: td@alternusenergy.com

Attention: T. Durant, Esq.

(C)	in the case of the Purchaser:

Address: One World Trade Center, Suite 8500, New York, NY 10007, USA Email: td@alternusenergy.com

Attention: T. Durant, Esq.

or in the case of any Party, such other address or email address as may be notified from time to time by that Party to the other Party in accordance with this clause 8.

9.2	Any notice or other communication shall be deemed to have been given:

(A)	if delivered in person, at the time of delivery; or

(B)	if sent by post, at 10.00 a.m. on the second business day after it was sent by recorded delivery post (aangetekende post met ontvangstbevestiging) or at 10.00 a.m. (local time at the place of destination) on the fifth Business Day after it was sent by overnight courier; or

(C)	if sent by email, on the date of transmission, if transmitted before 5.00 p.m. (local time at the place of destination) on any Business Day and in any other case on the Business Day following the date of transmission.

10.	ENTIRE AGREEMENT. NO DISSOLUTION

10.1	The Parties confirm that this Agreement represents the entire understanding, and constitutes the whole agreement, in relation to its subject matter and supersedes any previous agreement between the Parties with respect to such subject matter.

10.2	Each of the Parties hereby waives any right to dissolve (ontbinden) this Agreement, or to demand the dissolution in legal proceedings, within the meaning of article 6:265 of the Dutch Civil Code.

10.3	Each of the Parties hereby waives any right to, in whole or in part, cancel (opzeggen), nullify (vernietigen) or amend (wijzigen) this agreement, or demand such in legal proceedings.

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11.	GENERAL

11.1	This Agreement may be executed in any number of counterparts, and by the Parties on separate counterparts, but will not be effective until all the Parties have executed at least one counterpart but all the counterparts will together constitute one and the same instrument. Each counterpart will constitute an original of this Agreement.

11.2

In the event that any provision of this Agreement is void or unenforceable by reason of any provision of applicable law, such provision will be deemed to be modified to the extent necessary to render it legal, valid and enforceable. If no such modification is possible, it will be deleted and the remaining provisions of this Agreement will continue in full force and effect and if necessary, be so amended as is necessary to give effect to the spirit of this Agreement so far as possible.

11.3	This Agreement will be governed by and construed in accordance with the laws of the Netherlands.

11.4	Any dispute arising out of or in connection with this Agreement, including disputes concerning the existence and validity thereof and including disputes arising in connection with agreements that are connected with this Agreement (unless the relevant agreement expressly provides otherwise), shall, if no amicable settlement can be reached within 30 (thirty) days, be settled by the competent court in Rotterdam.

EXECUTION

The Parties have executed this Agreement on the date first mentioned above as evidence of their agreement to its terms.

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LENDER

Cooperatle Unlsun Energy U.A.

By:	/s/ Han Feng Xu
Name:	Han Feng Xu
Title:	Director

BORROWER Alternus Energy Inc.

By:	/s/ Vincent Browne
Name:	V. Browne
Title:	Chief Executive Officer

PURCHASER AEN 01 B.V.

By:	/s/ Vincent Browne
Name:	V. Browne
Title:	Director

- Loan Agreement -

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